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                                                                     Exhibit 4.9

[LOGO] PSi TECHNOLOGIES HOLDINGS. INC.                             June 26, 2002

Mr. William J Meder
President and Chief Executive Officer
Firebird Consulting Group LLC
PO Box 28245,
Tempe, AZ 85285
USA

Dear Mr. Meder:

This letter sets out our agreement on the terms and conditions that will govern your appointment as Director of PSi Technologies Holdings Inc. (PSIT), and PSi Technologies Inc. (PSI), effective this date.

1. You are hereby appointed as a Director in the Board of Directors of both PSIT and PSI, upon your election by the incumbent members of the said boards, in any of their regular or special board meetings.

2. Your term as Director shall be consistent with the term of Directors as defined in the company's articles and by-laws.

3. You shall be compensated with $1,500.00 (per diem) for every meeting of the Board that you attend.

4. You shall continue to perform your services as Consultant for Strategy and Operations in accordance with the consultancy agreement that we signed with you dated August 9, 1999. As an amendment to said agreement, the company guarantees you a minimum of three (3) days of consultancy of work, in conjunction with each board meeting, in the following areas, among others:
     1) the company's M&A projects in China or in other overseas locations, 2) the formulation of the company's business strategies, 3) the conduct of performance reviews, and 4) the review of the company's manufacturing operations and package development initiatives. The company shall also pay for all of your travel and hotel expenses while performing your consultancy services.

5. It is understood that you will continue to be covered by the confidentiality and non-disclosure provisions of the agreement mentioned above.

If you agree with all of the above terms and conditions, please indicate your conforme by signing below.

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Very Truly Yours,

For PSi Technologies Holdings Inc., and
PSi Technologies Inc.:


/s/ Arthur J. Young, Jr.
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Arthur J. Young, Jr.
Chairman and Chief Executive Officer
Date:
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Conforme:


/s/ William J. Meder
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William J. Meder
President and Chief Executive Officer
Firebird Consulting Group LLC
Date:
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